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Michael Collins Direct: +1 202.887.3551 Fax: +1 202.530.9620 MCollins@gibsondunn.com

September 29, 2022
John Wiley & Sons, Inc. 111 River Street Hoboken, New Jersey 07030
Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of John Wiley & Sons, Inc., a New York corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 6,236,462 shares of the Company’s Common Stock, par value $1.00 per share (the “Shares”), which are to be issued under the John Wiley & Sons, Inc. 2022 Omnibus Stock and Long-Term Incentive Plan (the “2022 Plan”).
In arriving at the opinion expressed below, we have examined the Plan and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below.  We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth.  In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.  Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.
Based upon the foregoing examination and in reliance thereon, and subject to the qualification, assumptions and limitations stated here and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares issuable under the Plan, when issued and sold in accordance with the terms of the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.
We render no opinion herein as to matters involving the laws of any jurisdiction other than the New York Business Corporation Law (the “NYBCL”).  This opinion is limited to the effect of the current state of the NYBCL and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.
We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP
Gibson, Dunn & Crutcher LLP